Exhibit 99.1
CT COMMUNICATIONS PRESS RELEASE
March 16, 2006
Concord, NC
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Announces Sale of Palmetto MobileNet’s
Interests in Wireless Partnerships to Alltel

CT Communications, Inc. (NASDAQ: CTCI) today announced that Palmetto MobileNet, L.P. (“Palmetto”), a limited partnership that has a 50% ownership interest in ten wireless partnerships covering approximately two million people in North and South Carolina, has sold its ownership interests in the ten wireless partnerships to Alltel Corporation for approximately $455 million in cash.
CTC holds a 22.4% interest in Palmetto and expects to receive a pre-tax cash distribution from Palmetto of approximately $97 million as proceeds from the sale. CTC anticipates that such funds will be distributed to it from Palmetto within 10 days.
CTC has retained the investment banking firm of Stifel Nicolaus to assist it in evaluating potential uses of the proceeds, which may include a share repurchase offer, funding for its recently announced broadband service and network plan, and/or strategic investments to complement its business plan. CTC plans to conclude this evaluation shortly, and may elect to pursue one or multiple uses of the proceeds.
CTC reports earnings from its minority investment in Palmetto on the equity method as Other Income. During 2005, CTC reported approximately $4.3 million in pre-tax Other Income from Palmetto, or approximately $0.14 diluted earnings per share. Pre-tax cash distributions from Palmetto were approximately $4.6 million in 2005.
This transaction does not affect CTC’s wireless business unit, which offers wireless services in certain North Carolina counties as part of the Cingular nationwide network.
This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations and are not guarantees of future performance. Further, the forward-looking statements are subject to risks, uncertainties and assumptions made by management about CTC, and actual events or results may differ materially from those in the forward-looking statements.
CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including broadband high-speed Internet services, wireless voice and data, local and long distance telephone services.
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